Exhibit (c)(6) August 23, 2021 Project FUSION Fairness Opinion Presentation to the Special Committee PIPER SANDLER | 1Exhibit (c)(6) August 23, 2021 Project FUSION Fairness Opinion Presentation to the Special Committee PIPER SANDLER | 1

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PIPER SANDLER | 2

Piper Sandler Fairness Opinion Disclosures Piper Sandler & Co. ( Piper Sandler or “PSC”) has prepared and provided these materials and any related materials (the Confidential Materials ) solely for the use of the Special Committee (the “Special Committee”) of the Board of Directors (the Board ) of CHESAPEAKE (the Company ) in connection with its consideration of the contemplated transaction. Without Piper Sandler's prior written consent, the Confidential Materials may not be circulated or referred to publicly, disclosed to, published, relied upon by any other person, or used or relied upon for any other purpose. Notwithstanding anything herein to the contrary, the Company may disclose to any person the U.S. federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Piper Sandler imposing any limitation of any kind. The Confidential Materials, including this disclaimer, is subject to, and governed by, any written agreement between the Company and Piper Sandler. Piper Sandler engages directly or through its affiliates in various activities, including institutional brokerage and investment and wealth management for individuals and institutions. You understand that this engagement does not prevent Piper Sandler and its affiliates from actively trading the debt and equity securities (or related derivative securities) of third parties, the Company, or other companies which may be the subject of the engagement (for their own account or for the accounts of their customers) or from representing or otherwise providing financial services to third parties, including competitors of the Company. In preparing the Confidential Materials, Piper Sandler has relied upon and assumed, without assuming any responsibility for investigation or independent verification of the accuracy and completeness of all information that is available from public sources as well as all other information supplied to it by, or on behalf of, the Company and/or other sources, including tax, accounting, legal and other information provided to, discussed with or reviewed by Piper Sandler. Piper Sandler is not in any respect responsible for verifying the accuracy or completeness of any such information, conducting any appraisal or valuation of assets or liabilities of any party to the contemplated transaction, or advising or opining on any solvency or viability issues. As such, Piper Sandler does not assume any liability for the accuracy or completeness of such information. These materials are not intended to provide the sole basis for evaluating the contemplated transaction or any other matter, and should be considered by the Special Committee as only one factor in discharging its decision-making duties. Piper Sandler does not provide accounting, tax, legal or regulatory advice. Piper Sandler's role in any due diligence review is limited solely to performing such review as it shall deem necessary to support its own advice and analysis and shall not be on behalf or for the benefit of the Special Committee, the Company, or any of its investors, creditors or any transaction counterparty. Forecasts of future results have been provided by the Company to Piper Sandler for use in its analyses. These forecasts are not necessarily indicative of actual future results, which may be significantly more or less favorable than such forecasts, and as such, analyses performed by Piper Sandler based on Company forecasts may not prove to be accurate. Accordingly, Piper Sandler does not assume responsibility for the accuracy or completeness of Company forecasts or the analyses Piper Sandler performs based on these forecasts. The Confidential Materials do not address the underlying business decision of the Company and the Special Committee to engage in the contemplated transaction or any other contemplated transaction, or the relative merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Materials is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date of such Confidential Materials and Piper Sandler assumes no responsibility for updating or revising the Confidential Materials. PIPER SANDLER | 3Piper Sandler Fairness Opinion Disclosures Piper Sandler & Co. ( Piper Sandler or “PSC”) has prepared and provided these materials and any related materials (the Confidential Materials ) solely for the use of the Special Committee (the “Special Committee”) of the Board of Directors (the Board ) of CHESAPEAKE (the Company ) in connection with its consideration of the contemplated transaction. Without Piper Sandler's prior written consent, the Confidential Materials may not be circulated or referred to publicly, disclosed to, published, relied upon by any other person, or used or relied upon for any other purpose. Notwithstanding anything herein to the contrary, the Company may disclose to any person the U.S. federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Piper Sandler imposing any limitation of any kind. The Confidential Materials, including this disclaimer, is subject to, and governed by, any written agreement between the Company and Piper Sandler. Piper Sandler engages directly or through its affiliates in various activities, including institutional brokerage and investment and wealth management for individuals and institutions. You understand that this engagement does not prevent Piper Sandler and its affiliates from actively trading the debt and equity securities (or related derivative securities) of third parties, the Company, or other companies which may be the subject of the engagement (for their own account or for the accounts of their customers) or from representing or otherwise providing financial services to third parties, including competitors of the Company. In preparing the Confidential Materials, Piper Sandler has relied upon and assumed, without assuming any responsibility for investigation or independent verification of the accuracy and completeness of all information that is available from public sources as well as all other information supplied to it by, or on behalf of, the Company and/or other sources, including tax, accounting, legal and other information provided to, discussed with or reviewed by Piper Sandler. Piper Sandler is not in any respect responsible for verifying the accuracy or completeness of any such information, conducting any appraisal or valuation of assets or liabilities of any party to the contemplated transaction, or advising or opining on any solvency or viability issues. As such, Piper Sandler does not assume any liability for the accuracy or completeness of such information. These materials are not intended to provide the sole basis for evaluating the contemplated transaction or any other matter, and should be considered by the Special Committee as only one factor in discharging its decision-making duties. Piper Sandler does not provide accounting, tax, legal or regulatory advice. Piper Sandler's role in any due diligence review is limited solely to performing such review as it shall deem necessary to support its own advice and analysis and shall not be on behalf or for the benefit of the Special Committee, the Company, or any of its investors, creditors or any transaction counterparty. Forecasts of future results have been provided by the Company to Piper Sandler for use in its analyses. These forecasts are not necessarily indicative of actual future results, which may be significantly more or less favorable than such forecasts, and as such, analyses performed by Piper Sandler based on Company forecasts may not prove to be accurate. Accordingly, Piper Sandler does not assume responsibility for the accuracy or completeness of Company forecasts or the analyses Piper Sandler performs based on these forecasts. The Confidential Materials do not address the underlying business decision of the Company and the Special Committee to engage in the contemplated transaction or any other contemplated transaction, or the relative merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Materials is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date of such Confidential Materials and Piper Sandler assumes no responsibility for updating or revising the Confidential Materials. PIPER SANDLER | 3

Table of Contents I. Transaction Overview II. Company Overview and Analyses PIPER SANDLER | 4Table of Contents I. Transaction Overview II. Company Overview and Analyses PIPER SANDLER | 4

I. Transaction Overview PIPER SANDLER | 5I. Transaction Overview PIPER SANDLER | 5

Transaction Overview

Transaction Structure	■ POTOMAC to acquire the remaining ~20% of CHESAPEAKE that it currently does not own via a tender offer and second-step merger
Form of Consideration	■ 100% Cash
Consideration / Transaction Value	■ Per share consideration of $41.50 ■ Implied aggregate transaction value of $2,476 million[1]
Tax Treatment	■ Taxable sale of stock for cash
Termination Provisions	■ End date is March 31, 2022 with two 3-month auto-extensions if there is a delay in Fed approval ■ No termination fee
Anticipated Closing	■ Q4 2021 anticipated closing

1) Based on the offer price of $41.50 and CHESAPEAKE's current public float of 59,661,405 shares as of 8/20/2021

PIPER SANDLER | 6

Summary of Transaction Multiples

($ in mm, except per share metrics)	CHESAPEAKE Metric	Based On Per Share Consideration $41.50
Price /		
2020A Earnings per Share	$2.87	**14.5x**
2021E Earnings per Share ***(Analyst Consensus)***	$9.65	**4.3x**
2022E Earnings per Share ***(Analyst Consensus)***	$4.24	**9.8x**
2021E Earnings per Share ***(Company Estimates)***	$8.42	**4.9x**
2022E Earnings per Share ***(Company Estimates)***	$4.18	**9.9x**
6/30/2021 Tangible BV per Share	$23.12	**1.80x**
6/30/2021 TLAC per Share[1]	$39.50	**1.05x**
Premium /		
Year End 2020 Price of $22.02 (12/31/2020)	$22.02	**88.5%**
Closing Price as of 7/1/2021	$36.43	**13.9%**
Initial Offer Price (7/1/2021)	$39.00	**6.4%**
Second Offer Price (8/11/2021)	$39.75	**4.4%**
VWAP Since Offer Annc. (7/2/2021)	$40.83	**1.6%**
Closing Price as of 8/20/2021	$41.25	**0.6%**
VWAP Since Earnings Annc. (7/28/2021)[2]	$41.36	**0.3%**
Implied Market Capitalization	306,081,081	**$12,702**
Implied Value of Public Float (19.5%)	59,661,405	**$2,476**

Source: S&P Global Market Intelligence; Company Estimates
1) Total Loss Absorbing Capital ("TLAC") is the sum of the Company's Reserves and Tangible Equity
2) VWAP Since Earnings Annc. represents the volume weighted average price of CHESAPEAKE since it released Q2 2021 earnings on the morning of 7/28/2021

PIPER SANDLER | 7

II. Company Overview and Analyses PIPER SANDLER | 8II. Company Overview and Analyses PIPER SANDLER | 8

CHESAPEAKE: Trading Summary

One Year Stock Chart



$45.00
$40.00
$35.00
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$-
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6,000,000
5,000,000
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0
$41.25
8/20/2020
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12/20/2020
1/20/2021
2/20/2021
3/20/2021
4/20/2021
5/20/2021
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7/20/2021
8/20/2021
Daily Volume
Stock Price
$41.50 Per Share Consideration

Key Metrics ($ in millions, except per share data)

Market	8/20/2021
Stock Price	$41.25
Market Capitalization	$12,625.8
Total Shares Outstanding (actual)	306,081,081
Number of Publicly Trades Shares (#)	59,661,405
Number of Publicly Trades Shares (%)	19.5%
Value of Publicly Traded Shares	$2,461.0
Price / Book (x)	1.75x
Price / Tangible Book (x)	1.78x
Price / 2021 EPS (x)	4.9x
Price / 2022 EPS (x)	9.9x
Price / 2023 EPS (x)	10.5x

Performance / Balance Sheet	6/30/2021
Assets	$48,245.9
Total Equity	$7,229.6
2019 Net Income	$994.4
2020 Net Income	$910.9
LTM Net Income	$2,811.4
LTM ROAE (%)	48.82%
Last Quarterly Dividend	**Announced 7/28/2021**
Dividend per Share	$0.22
Total Quarterly Dividend	$67.3
Ex-Dividend Date	8/6/2021
Record Date	8/9/2021
Payment Date	8/19/2021

Source: S&P Global Market Intelligence, Company Filings
Financial data as of or for the period ending June 30, 2021
Pricing data as of August 20, 2021

PIPER SANDLER | 9

Historical Financial Summary For the Quarter Ended, ($ in millions) 3/31/2019 6/30/2019 9/30/2019 12/31/2019 3/31/2020 6/30/2020 9/30/2020 12/31/2020 3/31/2021 6/30/2021 Income Statement Summary Net Financing Revenue $ 1, 135 $ 1, 174 $ 1, 198 $ 1, 155 $ 1, 148 $ 1, 057 $ 1, 269 $ 1, 336 $ 1, 370 $ 1, 405 Other Revenue 51 30 31 (64) 51 (46) 29 (15) 105 76 Total Revenue 1, 186 1, 205 1, 229 1, 091 1, 198 1, 011 1, 297 1, 320 1, 474 1, 481 Provision for Loan Losses 551 431 567 545 908 862 341 254 136 (264) Other Expenses 298 294 348 324 297 278 294 383 362 354 Total Expenses 849 725 914 869 1, 205 1, 140 635 637 498 90 Net Income before Taxes 337 480 315 222 (6) (130) 663 683 976 1, 391 Provision for Taxes 90 112 82 76 (2) (33) 172 162 234 332 Net Income $ 248 $ 368 $ 233 $ 146 $ (4) $ (97) $ 490 $ 521 $ 742 $ 1, 058 Earnings Per Share $ 0. 70 $ 1. 05 $ 0. 67 $ 0. 43 $ (0.01) $ (0.30) $ 1. 58 $ 1. 70 $ 2. 42 $ 3. 45 LTM ROAE 13.1% 13.3% 13.2% 13.7% 9.1% 10.6% 4.3% 16.8% 31.0% 48.8% Balance Sheet Summary Assets Cash and Cash Equivalents $ 2, 534 $ 2, 467 $ 2, 376 $ 2, 253 $ 2, 584 $ 2, 352 $ 2, 520 $ 2, 472 $ 3, 268 $ 2, 983 Net Loans & Leases 40, 961 42, 401 43, 464 45, 236 43, 029 43, 432 44, 408 44, 963 42, 563 43, 813 Total Intangibles & Others 1, 551 1, 548 1, 439 1, 444 1, 494 1, 485 1, 520 1, 453 1, 402 1, 450 Total Assets $ 45, 046 $ 46, 416 $ 47, 279 $ 48, 934 $ 47, 107 $ 47, 269 $ 48, 449 $ 48, 887 $ 47, 234 $ 48, 246 Liabilities & Equity Total Debt 35, 732 36, 849 37, 712 39, 271 40, 290 40, 703 41, 429 41, 202 38, 609 38, 203 Deferred Tax Liability & Other 2, 155 2, 230 2, 221 2, 344 1, 670 1, 671 1, 925 2, 063 2, 393 2, 814 Total Liabilities 37, 887 39, 079 39, 934 41, 615 41, 961 42, 373 43, 354 43, 266 41, 002 41, 016 Total Equity 7, 159 7, 337 7, 345 7, 319 5, 146 4, 895 5, 095 5, 622 6, 232 7, 230 Total Liabilities and Equity $ 45, 046 $ 46, 416 $ 47, 279 $ 48, 934 $ 47, 107 $ 47, 269 $ 48, 449 $ 48, 887 $ 47, 234 $ 48, 246 CET1 Capital Ratio 15.8% 15.7% 15.4% 14.8% 13.8% 13.4% 13.7% 14.6% 16.5% 18.1% CET1 Capital $ 6, 982 $ 7, 207 $ 7, 226 $ 7, 193 $ 6, 726 $ 6, 574 $ 6, 834 $ 7, 341 $ 7, 916 $ 8, 861 Source: S&P Global Market Intelligence PIPER SANDLER | 10Historical Financial Summary For the Quarter Ended, ($ in millions) 3/31/2019 6/30/2019 9/30/2019 12/31/2019 3/31/2020 6/30/2020 9/30/2020 12/31/2020 3/31/2021 6/30/2021 Income Statement Summary Net Financing Revenue $ 1, 135 $ 1, 174 $ 1, 198 $ 1, 155 $ 1, 148 $ 1, 057 $ 1, 269 $ 1, 336 $ 1, 370 $ 1, 405 Other Revenue 51 30 31 (64) 51 (46) 29 (15) 105 76 Total Revenue 1, 186 1, 205 1, 229 1, 091 1, 198 1, 011 1, 297 1, 320 1, 474 1, 481 Provision for Loan Losses 551 431 567 545 908 862 341 254 136 (264) Other Expenses 298 294 348 324 297 278 294 383 362 354 Total Expenses 849 725 914 869 1, 205 1, 140 635 637 498 90 Net Income before Taxes 337 480 315 222 (6) (130) 663 683 976 1, 391 Provision for Taxes 90 112 82 76 (2) (33) 172 162 234 332 Net Income $ 248 $ 368 $ 233 $ 146 $ (4) $ (97) $ 490 $ 521 $ 742 $ 1, 058 Earnings Per Share $ 0. 70 $ 1. 05 $ 0. 67 $ 0. 43 $ (0.01) $ (0.30) $ 1. 58 $ 1. 70 $ 2. 42 $ 3. 45 LTM ROAE 13.1% 13.3% 13.2% 13.7% 9.1% 10.6% 4.3% 16.8% 31.0% 48.8% Balance Sheet Summary Assets Cash and Cash Equivalents $ 2, 534 $ 2, 467 $ 2, 376 $ 2, 253 $ 2, 584 $ 2, 352 $ 2, 520 $ 2, 472 $ 3, 268 $ 2, 983 Net Loans & Leases 40, 961 42, 401 43, 464 45, 236 43, 029 43, 432 44, 408 44, 963 42, 563 43, 813 Total Intangibles & Others 1, 551 1, 548 1, 439 1, 444 1, 494 1, 485 1, 520 1, 453 1, 402 1, 450 Total Assets $ 45, 046 $ 46, 416 $ 47, 279 $ 48, 934 $ 47, 107 $ 47, 269 $ 48, 449 $ 48, 887 $ 47, 234 $ 48, 246 Liabilities & Equity Total Debt 35, 732 36, 849 37, 712 39, 271 40, 290 40, 703 41, 429 41, 202 38, 609 38, 203 Deferred Tax Liability & Other 2, 155 2, 230 2, 221 2, 344 1, 670 1, 671 1, 925 2, 063 2, 393 2, 814 Total Liabilities 37, 887 39, 079 39, 934 41, 615 41, 961 42, 373 43, 354 43, 266 41, 002 41, 016 Total Equity 7, 159 7, 337 7, 345 7, 319 5, 146 4, 895 5, 095 5, 622 6, 232 7, 230 Total Liabilities and Equity $ 45, 046 $ 46, 416 $ 47, 279 $ 48, 934 $ 47, 107 $ 47, 269 $ 48, 449 $ 48, 887 $ 47, 234 $ 48, 246 CET1 Capital Ratio 15.8% 15.7% 15.4% 14.8% 13.8% 13.4% 13.7% 14.6% 16.5% 18.1% CET1 Capital $ 6, 982 $ 7, 207 $ 7, 226 $ 7, 193 $ 6, 726 $ 6, 574 $ 6, 834 $ 7, 341 $ 7, 916 $ 8, 861 Source: S&P Global Market Intelligence PIPER SANDLER | 10

Management Financial Forecast

($ in millions, expect per share data)	Actuals 2019	Actuals 2020	Company Estimates 2021	Company Estimates 2022
Total Company P&L (GAAP):				
Interest on Finance Receivables / Loans	5,050	5,126	5,022	5,000
Leased Vehicle Income	2,764	2,951	2,819	2,550
Other Finance and Interest Income	42	14	13	19
Total Finance and Interest Income	7,856	8,091	7,854	7,569
Interest Expense	(1,332)	(1,204)	(974)	(806)
Leased Vehicle Expense	(1,862)	(2,078)	(1,510)	(1,650)
Net Finance and Interest Income	4,663	4,809	5,369	5,113
Gross Loss	(5,202)	(3,406)	(3,400)	(5,784)
Recoveries	2,911	2,006	2,224	3,322
Net Credit Loss	(2,291)	(1,400)	(1,176)	(2,462)
Loan Loss Reserve Release / (Build)	197	(965)	248	51
Provision for Loan Losses	(2,094)	(2,364)	(929)	(2,412)
Profit Sharing	(53)	(121)	(155)	(33)
Investment Gains (Losses), Net	(407)	(401)	(27)	-
Servicing Fee Income	91	74	89	94
Fees, Commissions and Other	364	344	246	181
Other Income	49	18	309	275
Salary and Benefit Expense	(511)	(553)	(615)	(608)
Repossession Expense	(262)	(160)	(187)	(276)
Other Operating Expense	(438)	(418)	(537)	(486)
Operating Expenses	(1,211)	(1,131)	(1,338)	(1,371)
Net Income Before Tax	1,354	1,210	3,255	1,572
Income Tax Expenses	(360)	(299)	(777)	(377)
Net Income	**994**	**911**	**2,478**	**1,195**
Shares Outstanding (Diluted)	339	306	294	286
EPS (Diluted)	**2.93**	**2.98**	**8.42**	**4.18**

Source: Company Estimates

PIPER SANDLER | 11

CHESAPEAKE Analyst Estimates Target EPS Estimates Firm Rating Price FY2021 FY2022 Date Last Reviewed Citi Research Hold $41.00 $11.54 $5.52 7/30/2021 Janney Montgomery Scott Hold $39.00 $10.92 $3.95 7/28/2021 UBS Securities Hold $41.00 $10.53 $4.43 7/30/2021 Deutsche Bank Research Hold $41.00 $9.79 $6.46 8/4/2021 Stephens Inc Hold $41.00 $9.57 $4.29 8/13/2021 Keefe Bruyette & Woods Hold $41.00 $9.52 $4.24 7/28/2021 BMO Capital Markets Hold $48.00 $9.30 $5.72 7/29/2021 Credit Suisse Buy $42.00 $9.30 $4.72 7/28/2021 Compass Point Research Hold $39.00 $8.69 $3.66 7/28/2021 Barclays Hold $39.00 $6.62 $3.67 7/29/2021 JMP Securities Hold $36.00 $6.52 $3.51 7/16/2021 Jefferies Hold $43.00 $6.02 $3.85 8/13/2021 1 $41.00 $9.65 $4.24 Median Company Estimates $8.42 $4.18 100% $45.00 27% 33% 33% 44% 47% 47% 13% 13% 90% $40.00 80% $35.00 70% $30.00 60% $25.00 50% 80% 80% $20.00 40% 67% 60% 60% $15.00 50% 30% 47% 47% $10.00 20% $5.00 10% 7% 7% 7% 6% 6% 6% 7% 7% 0% $- Jan-21 Feb-21 Mar-21 Apr-21 May-21 Jun-21 Jul-21 Aug-21 Sell Rating Hold Rating Buy Rating Target Price Source: S&P Global Market Intelligence, FactSet 1) Medians include undisclosed estimates not reported on chart PIPER SANDLER | 12

“Football Field” of Analyses Per Share Consideration: $41.50 Reference 1 Dividend Discount Model Analysis $36.34 $41.17 Excess Capital Analysis 2a $38.17 $43.99 (CHESAPEAKE 2022E Earnings) Excess Capital Analysis $35.15 $40.54 2b (Long Term Earnings) Hypothetical Share Buyback Analysis $38.82 $44.28 3a (CHESAPEAKE 2022E Earnings) Hypothetical Share Buyback Analysis $34.46 $39.32 3b (Long Term Earnings) Selected Public Trading Comparables Analysis $30.79 $40.95 (CHESAPEAKE 2022E Earnings) 4 $29.00 $32.00 $35.00 $38.00 $41.00 $44.00 $47.00 PIPER SANDLER | 13“Football Field” of Analyses Per Share Consideration: $41.50 Reference 1 Dividend Discount Model Analysis $36.34 $41.17 Excess Capital Analysis 2a $38.17 $43.99 (CHESAPEAKE 2022E Earnings) Excess Capital Analysis $35.15 $40.54 2b (Long Term Earnings) Hypothetical Share Buyback Analysis $38.82 $44.28 3a (CHESAPEAKE 2022E Earnings) Hypothetical Share Buyback Analysis $34.46 $39.32 3b (Long Term Earnings) Selected Public Trading Comparables Analysis $30.79 $40.95 (CHESAPEAKE 2022E Earnings) 4 $29.00 $32.00 $35.00 $38.00 $41.00 $44.00 $47.00 PIPER SANDLER | 13

Dividend Discount Model Analysis

DDM Analysis as of Jan 1, 2022E

1

Calculation of Discount Rate	
Current 10 Year Treasury	1.25%
Equity Risk Premium	7.25%
Size Premium	0.78%
Industry Premium	2.68%
Discount Rate	12.0%

($ in millions, except per share data)	2022E	2023E	2024E	2025E	2026E
CHESAPEAKE Net Income	1,195	1,094	1,105	1,182	1,265
YoY Growth - Net Income [1]				*7.0%*	*7.0%*
Earnings per Share	*4.18*	*3.94*	*4.11*	*4.40*	*4.71*
YoY Growth - RWA				*5.0%*	*5.0%*
Risk-Weighted Assets	47,958	48,639	49,241	51,703	54,288
Internal CET1 Target	11.5%	11.5%	11.5%	11.5%	11.5%
Required CET1	5,515	5,593	5,663	5,946	6,243
Less: Intangibles	155	155	155	155	155
Less: Adj. Due to CECL Capital Relief	1,319	880	440	-	-
Required Equity	4,041	4,559	5,068	5,791	6,088
BoP Equity	7,619	4,041	4,559	5,068	5,791
Plus: Net Income	1,195	1,094	1,105	1,182	1,265
Less: Capital Distribution	(4,773)	(576)	(596)	(459)	(968)
EoP Equity	4,041	4,559	5,068	5,791	6,088
Capital Distribution	4,773	576	596	459	968
Terminal Value	-	-	-	-	10,288
Total	**4,773**	**576**	**596**	**459**	**11,256**

Implied Valuation	
Assumptions	
Discount Rate	12.0%
Terminal PE Multiple [2]	7.6x
DDM Value	$11,837
Shares Outstanding	306.1
DDM Value per Share	**$38.67**

DDM Sensitivity Table

Terminal PE Value	Discount Rate: 10.0%	11.0%	12.0%	13.0%	14.0%
6.6x	$38.35	$37.23	$36.16	$35.14	$34.17
7.1x	$39.72	$38.54	$37.42	$36.34	$35.32
7.6x	$41.10	$39.86	$38.67	$37.54	$36.47
8.1x	$42.48	$41.17	$39.93	$38.75	$37.62
8.6x	$43.85	$42.49	$41.19	$39.95	$38.77

Per Share Consideration: $41.50

Source: S&P Global Market Intelligence, Company Estimates
Notes: Forecasts based on Company earnings estimates for 2022E - 2024E with net income growth held constant thereafter
1) As reviewed and discussed with the Special Committee
2) CHESAPEAK's historical (2015 – Present) P/E multiple

PIPER SANDLER | 14

Excess Capital Build Analysis

2

($ in millions, expect per share)	2018	2019	2020	Q1 2021	Q2 2021	July to YE 2021E
Net Income	$916	$994	$911	$742	$1,058	$678[1]
Earnings per Share	*$2.54*	*$2.86*	*$2.87*	*$2.42*	*$3.46*	*$2.21*[1]
Risk-Weighted Assets	$43,548	$48,762	$50,424	$47,996	$49,015	$47,958
Tier 1 Common Capital	**$6,837**	**$7,217**	**$7,362**	**$7,919**	**$8,861**	**$9,539**
Less Dividend Rollforward	-	-	-	-	-	$135
Tier 1 Common Capital, Net	**$6,837**	**$7,217**	**$7,362**	**$7,919**	**$8,861**	**$9,404**
CET1 Ratio	***15.7%***	***14.8%***	***14.6%***	***16.5%***	***18.1%***	***19.6%***
Minimum Required CET1 Ratio	11.5%	11.5%	11.5%	11.5%	11.5%	11.5%
Required Tier 1 Common Capital	**$5,008**	**$5,608**	**$5,799**	**$5,520**	**$5,637**	**$5,515**
Total Excess Capital	$1,829	$1,609	$1,563	$2,400	$3,224	$3,889[2]
Shares Outstanding	352	339	306	306	306	306
Total Excess Capital per Share	**$5.19**	**$4.74**	**$5.11**	**$7.84**	**$10.53**	**$12.71**

Source: S&P Global Market Intelligence, Company Estimates

1) Expected July – December 2021 earnings; EPS based on current shares outstanding of 306M; To the extent excess earnings are above this level are generated in the second half of 2021, additional excess capital will also be generated

2) Extensive excess capital estimated to be available to fund transaction

PIPER SANDLER | 15

Excess Capital Analysis 2a CET1 Ratio and P/E Multiple Sensitivity Analysis – Based on Company’s 2022E EPS Forecast Commentary Excess Capital n CHESAPEAKE has an internal CET1 ratio target of 11.5% 4Q21E CET1 Ratio 19.6% n CHESAPEAKE’s core comparables have a median TCE ratio and Minimum Required 11.5% CET1 ratio of 9.7% and 12.9%, respectively Excess CET1 (%) 8.1% n Additional data points for auto finance players: 1 $47,958 4Q21E Risk-weighted Assets l When Exeter Finance filed its IPO in 2019, it historically Total Excess Capital $3,889 maintained a tangible equity to assets ratio of 10.0% - 10.8% Current Shares Outstanding 306.1 l When Flagship Credit Corp. filed its IPO in 2015, it had an equity to assets ratio of 10.4% and 11.5% as of 3/31/2015 Total Excess Capital per Share $12.71 and 12/31/2014, respectively Implied Valuation n Tier 1 common capital includes $1,759M of capital related to 1 CECL adjustments, which will phase out over time $1,195 FY 2022E Net Income Earnings per Share $4.18 CET1 Ratio and P/E Sensitivity Table 2 $3.93 Earnings per Share - Share Adjusted Excess Capital + Ongoing Operating Company per Share 3 $3.73 Earnings per Share - Funding Adjusted CET1 Ratio 4 $41.09 10.00% 10.75% 11.50% 12.25% 13.00% 7.6x Price / EPS Multiple 6.6x $39.47 $38.41 $37.35 $36.30 $35.24 Core Implied Value per Share $28.38 7.1x $41.32 $40.27 $39.22 $38.17 $37.12 Excess Capital per Share $12.71 7.6x $43.17 $42.13 $41.09 $40.05 $39.01 Total Value per Share $41.09 8.1x $45.02 $43.99 $42.96 $41.92 $40.89 Current Shares Outstanding 306.1 8.6x $46.87 $45.85 $44.82 $43.80 $42.78 Per Share Consideration: $41.50 1) Based on Company Estimates 2) Adjusted for the current share count of 306M vs the 286M in Company Estimates due to projected stock buybacks PIPER SANDLER | 16 3) Adjusted for the cost of debt of 2.0% associated with utilizing the $3.9B of excess capital; Tax-affected 4) CHESAPEAKE’s historical (2015 – Present) P/E multiple P/E Multiple

Excess Capital Analysis 2b CET1 Ratio and P/E Multiple Sensitivity Analysis – Based on Long Term Earnings Average Commentary Excess Capital n CHESAPEAKE has an internal CET1 ratio target of 11.5% 4Q21E CET1 Ratio 19.6% n CHESAPEAKE’s core comparables have a median TCE ratio and Minimum Required 11.5% CET1 ratio of 9.7% and 12.9%, respectively Excess CET1 (%) 8.1% n Additional data points for auto finance players: 1 $47,958 4Q21E Risk-weighted Assets l When Exeter Finance filed its IPO in 2019, it historically Total Excess Capital $3,889 maintained a tangible equity to assets ratio of 10.0% - 10.8% Current Shares Outstanding 306.1 l When Flagship Credit Corp. filed its IPO in 2015, it had an equity to assets ratio of 10.4% and 11.5% as of 3/31/2015 Total Excess Capital per Share $12.71 and 12/31/2014, respectively Implied Valuation n Tier 1 common capital includes $1,759M of capital related to 2 CECL adjustments, which will phase out over time $1,070 FY 2022E Net Income 2 $3.50 Earnings per Share CET1 Ratio and P/E Sensitivity Table 3 $3.31 Earnings per Share - Funding Adjusted Excess Capital + Ongoing Operating Company per Share 4 7.6x Price / EPS Multiple CET1 Ratio $37.86 10.00% 10.75% 11.50% 12.25% 13.00% Core Implied Value per Share $25.15 6.6x $36.67 $35.61 $34.55 $33.49 $32.43 Excess Capital per Share $12.71 7.1x $38.30 $37.25 $36.20 $35.15 $34.10 Total Value per Share $37.86 7.6x $39.94 $38.90 $37.86 $36.82 $35.77 Current Shares Outstanding 306.1 8.1x $41.58 $40.54 $39.51 $38.48 $37.45 Per Share Consideration: $41.50 $41.50 8.6x $43.21 $42.19 $41.17 $40.14 $39.12 1) Based on Company Estimates 2) Based on a review of 6 years of earnings from 2018-2024E (Excluding 2021) divided by current shares outstanding of 306M and rounded PIPER SANDLER | 17 3) Adjusted for the cost of debt of 2.0% associated with utilizing the $3.9B of excess capital; Tax-affected 4) CHESAPEAKE’s historical (2015 – Present) P/E multiple P/E MultipleExcess Capital Analysis 2b CET1 Ratio and P/E Multiple Sensitivity Analysis – Based on Long Term Earnings Average Commentary Excess Capital n CHESAPEAKE has an internal CET1 ratio target of 11.5% 4Q21E CET1 Ratio 19.6% n CHESAPEAKE’s core comparables have a median TCE ratio and Minimum Required 11.5% CET1 ratio of 9.7% and 12.9%, respectively Excess CET1 (%) 8.1% n Additional data points for auto finance players: 1 $47,958 4Q21E Risk-weighted Assets l When Exeter Finance filed its IPO in 2019, it historically Total Excess Capital $3,889 maintained a tangible equity to assets ratio of 10.0% - 10.8% Current Shares Outstanding 306.1 l When Flagship Credit Corp. filed its IPO in 2015, it had an equity to assets ratio of 10.4% and 11.5% as of 3/31/2015 Total Excess Capital per Share $12.71 and 12/31/2014, respectively Implied Valuation n Tier 1 common capital includes $1,759M of capital related to 2 CECL adjustments, which will phase out over time $1,070 FY 2022E Net Income 2 $3.50 Earnings per Share CET1 Ratio and P/E Sensitivity Table 3 $3.31 Earnings per Share - Funding Adjusted Excess Capital + Ongoing Operating Company per Share 4 7.6x Price / EPS Multiple CET1 Ratio $37.86 10.00% 10.75% 11.50% 12.25% 13.00% Core Implied Value per Share $25.15 6.6x $36.67 $35.61 $34.55 $33.49 $32.43 Excess Capital per Share $12.71 7.1x $38.30 $37.25 $36.20 $35.15 $34.10 Total Value per Share $37.86 7.6x $39.94 $38.90 $37.86 $36.82 $35.77 Current Shares Outstanding 306.1 8.1x $41.58 $40.54 $39.51 $38.48 $37.45 Per Share Consideration: $41.50 $41.50 8.6x $43.21 $42.19 $41.17 $40.14 $39.12 1) Based on Company Estimates 2) Based on a review of 6 years of earnings from 2018-2024E (Excluding 2021) divided by current shares outstanding of 306M and rounded PIPER SANDLER | 17 3) Adjusted for the cost of debt of 2.0% associated with utilizing the $3.9B of excess capital; Tax-affected 4) CHESAPEAKE’s historical (2015 – Present) P/E multiple P/E Multiple

Hypothetical Stock Buyback Analysis 3a 3b 1 Assuming buyback at $41.50 ($ in millions, expect per share) Price to 2022E EPS Multiple 7 Share Buyback (as of YE 2021E) 6.6x 7.1x 7.6x 8.1x 8.6x Total Excess Capital $3,889 $3,889 $3,889 $3,889 $3,889 2 Price per Share $41.50 $41.50 $41.50 $41.50 $41.50 Number of Shares Purchased 93,708,176 93,708,176 93,708,176 93,708,176 93,708,176 Shares Outstanding 306,081,081 306,035,735 306,035,735 306,035,735 306,035,735 Less Number of Shares Purchased 93,708,176 93,708,176 93,708,176 93,708,176 93,708,176 New Total Shares Outstanding 212,372,905 212,327,559 212,327,559 212,327,559 212,327,559 % of Shares Purchased 30.6% 30.6% 30.6% 30.6% 30.6% Based on Company’s 2022E EPS Forecast 3 Current 2022E EPS $4.18 $4.18 $4.18 $4.18 $4.18 4 Current 2022E EPS - Share Adjusted $3.93 $3.93 $3.93 $3.93 $3.93 5 Adjusted 2022E EPS $5.47 $5.47 $5.47 $5.47 $5.47 Earnings Accretion 30.8% 30.8% 30.8% 30.8% 30.8% Assumed Pro Forma P / 2022E EPS Multiple 6.6x 7.1x 7.6x 8.1x 8.6x Price @ Assumed Pro Forma Multiple $36.08 $38.82 $41.55 $44.28 $47.02 Based on Long Term Earnings Average 6 Current 2022E EPS $3.50 $3.50 $3.50 $3.50 $3.50 5 Adjusted 2022E EPS $4.85 $4.85 $4.85 $4.85 $4.85 Earnings Accretion 38.7% 38.7% 38.7% 38.7% 38.7% Assumed Pro Forma P / 2022E EPS Multiple 6.6x 7.1x 7.6x 8.1x 8.6x Price @ Assumed Pro Forma Multiple $32.03 $34.46 $36.89 $39.32 $41.75 Per Share Consideration: $41.50 1) Proposed per share consideration 5) Adjusted for 2% cost of funds for the buyback; Tax-affected 2) Assuming buyback at a 20% prem. to the 7/1/2021 closing of $36.43 6) Based on a review of 6 years of earnings from 2018-2024E (Excluding PIPER SANDLER | 18 3) Based on Company Estimates 2021) divided by current shares outstanding of 306M and rounded 4) Adjusted for the current share count of 306M vs the 286M in Company 7) CHESAPEAKE’s historical (2015 – Present) P/E multiple Estimates due to projected stock buybacksHypothetical Stock Buyback Analysis 3a 3b 1 Assuming buyback at $41.50 ($ in millions, expect per share) Price to 2022E EPS Multiple 7 Share Buyback (as of YE 2021E) 6.6x 7.1x 7.6x 8.1x 8.6x Total Excess Capital $3,889 $3,889 $3,889 $3,889 $3,889 2 Price per Share $41.50 $41.50 $41.50 $41.50 $41.50 Number of Shares Purchased 93,708,176 93,708,176 93,708,176 93,708,176 93,708,176 Shares Outstanding 306,081,081 306,035,735 306,035,735 306,035,735 306,035,735 Less Number of Shares Purchased 93,708,176 93,708,176 93,708,176 93,708,176 93,708,176 New Total Shares Outstanding 212,372,905 212,327,559 212,327,559 212,327,559 212,327,559 % of Shares Purchased 30.6% 30.6% 30.6% 30.6% 30.6% Based on Company’s 2022E EPS Forecast 3 Current 2022E EPS $4.18 $4.18 $4.18 $4.18 $4.18 4 Current 2022E EPS - Share Adjusted $3.93 $3.93 $3.93 $3.93 $3.93 5 Adjusted 2022E EPS $5.47 $5.47 $5.47 $5.47 $5.47 Earnings Accretion 30.8% 30.8% 30.8% 30.8% 30.8% Assumed Pro Forma P / 2022E EPS Multiple 6.6x 7.1x 7.6x 8.1x 8.6x Price @ Assumed Pro Forma Multiple $36.08 $38.82 $41.55 $44.28 $47.02 Based on Long Term Earnings Average 6 Current 2022E EPS $3.50 $3.50 $3.50 $3.50 $3.50 5 Adjusted 2022E EPS $4.85 $4.85 $4.85 $4.85 $4.85 Earnings Accretion 38.7% 38.7% 38.7% 38.7% 38.7% Assumed Pro Forma P / 2022E EPS Multiple 6.6x 7.1x 7.6x 8.1x 8.6x Price @ Assumed Pro Forma Multiple $32.03 $34.46 $36.89 $39.32 $41.75 Per Share Consideration: $41.50 1) Proposed per share consideration 5) Adjusted for 2% cost of funds for the buyback; Tax-affected 2) Assuming buyback at a 20% prem. to the 7/1/2021 closing of $36.43 6) Based on a review of 6 years of earnings from 2018-2024E (Excluding PIPER SANDLER | 18 3) Based on Company Estimates 2021) divided by current shares outstanding of 306M and rounded 4) Adjusted for the current share count of 306M vs the 286M in Company 7) CHESAPEAKE’s historical (2015 – Present) P/E multiple Estimates due to projected stock buybacks

Selected Public Trading Comparables Analysis – Consumer Finance Companies

4

(Dollars in Millions, except per share data)	Ticker	Share Price ($)	% of 52 Week High (%)	% of 52 Week Low (%)	Market Cap ($mm)	Total Assets ($mm)	ROAA (%)	ROAE (%)	TCE Ratio (%)	CET1 Ratio (%)	Valuation Price/ Tang. Book Value (x)	Valuation Price/ Book Value (x)	Valuation Price/ LTM EPS (x)	Valuation Price/ 2021 Est. EPS[1] (x)	Valuation Price/ 2022 Est. EPS[1] (x)	YTD Price Change (%)	YTD Total Return (%)	1/1/2021 to 7/1/2021 Price Change (%)	1/1/2021 to 7/1/2021 Total Return (%)	Since 7/1/2021 Price Change (%)	Since 7/1/2021 Total Return (%)
Consumer Finance Comparables																					
Capital One Financial Corporation	COF	168.22	94.5	263.2	75,045	423,420	2.80	19.75	10.62	14.50	1.73	1.29	6.7	7.1	9.8	70.2	72.4	59.0	59.9	7.0	7.7
Ally Financial Inc.	ALLY	51.26	90.5	237.6	18,481	180,470	1.56	18.87	8.23	11.32	1.25	1.22	6.8	6.3	7.4	43.7	45.7	41.3	42.5	1.8	2.2
Credit Acceptance Corporation	CACC	579.93	98.8	217.4	9,307	7,801	11.91	38.77	30.67	–	3.97	3.97	11.2	12.6	14.4	67.5	67.5	30.8	30.8	28.1	27.6
OneMain Holdings, Inc.	OMF	55.48	87.8	194.6	7,326	22,377	6.23	41.49	8.78	–	4.08	2.09	5.4	5.2	6.2	15.2	35.3	25.5	37.5	(8.2)	(2.3)
Median - Consumer Finance Comparables							**4.52**	**29.26**	**9.70**	**12.91**	**2.85**	**1.69**	**6.7**	**6.7**	**8.6**	**55.6**	**56.6**	**36.0**	**40.0**	**4.4**	**5.0**
Additional Companies																					
Discover Financial Services	DFS	127.26	93.8	255.4	38,110	110,985	4.24	43.50	10.70	15.70	3.23	3.16	8.1	8.2	10.2	40.6	42.3	32.2	33.4	6.3	5.5
Synchrony Financial	SYF	49.20	94.7	205.6	28,029	92,017	3.47	25.88	12.52	17.80	2.51	2.10	8.8	7.9	9.6	41.7	44.0	40.8	42.3	0.7	0.8
Alliance Data Systems Corporation	ADS	91.06	71.1	229.0	4,531	21,812	3.24	45.41	3.04	–	7.31	2.21	6.3	5.2	6.3	22.9	23.7	44.6	45.2	(15.0)	(15.7)
Median - Additional Companies							**3.47**	**43.50**	**10.70**	**16.75**	**3.23**	**2.21**	**8.1**	**7.9**	**9.6**	**40.6**	**42.3**	**40.8**	**42.3**	**0.7**	**0.8**
High - Overall							11.91	45.41	30.67	17.80	7.31	3.97	11.2	12.6	14.4	70.2	72.4	59.0	59.9	28.1	27.6
Median - Overall							**3.47**	**38.77**	**10.62**	**15.10**	**3.23**	**2.10**	**6.8**	**7.1**	**9.6**	**41.7**	**44.0**	**40.8**	**42.3**	**1.8**	**2.2**
Mean - Overall							**4.78**	**33.38**	**12.08**	**14.83**	**3.44**	**2.29**	**7.6**	**7.5**	**9.1**	**43.1**	**47.3**	**39.2**	**41.7**	**3.0**	**3.7**
Low - Overall							1.56	18.87	3.04	11.32	1.25	1.22	5.4	5.2	6.2	15.2	23.7	25.5	30.8	(15.0)	(15.7)
CHESAPEAKE @ Proposed Transaction		**41.50**	**97.9**	**258.9**	**12,702**	**48,246**	**5.84**	**48.82**	**14.71**	**18.10**	**1.78**	**1.75**	**4.5**	**4.9**	**9.9**	**87.3**	**92.6**	**65.4**	**69.2**	**13.2**	**13.6**

Source: S&P Global Market Intelligence
Financial data as of or for the period ending March 31, 2021
Pricing data as of August 20, 2021
1) Assumes 2021E and 2022E EPS for CHESAPEAKE of $8.42 and $4.18, respectively, based on Company Estimates

PIPER SANDLER | 19

Historical Valuation Metrics n Average P/E = 7.6x (2015-Present) n Average P/TBV = 1.25x SC FY2 P/E (2015-Present) CHESAPEAKE’s FY2 P/E (2015 – Present) CHESAPEAKE’s P/TBV (2015 – Present) SC P/TBV (2015-Present) 16 3.0x FY2 P/E Average P/TBV Average 14 2.5x 12 2.0x 10 8 1.5x 6 1.0x 4 0.5x 2 0 0.0x Source: Factset, Piper Sandler Research Source: Factset, Piper Sandler Research PIPER SANDLER | 20 Historical Valuation Metrics n Average P/E = 7.6x (2015-Present) n Average P/TBV = 1.25x SC FY2 P/E (2015-Present) CHESAPEAKE’s FY2 P/E (2015 – Present) CHESAPEAKE’s P/TBV (2015 – Present) SC P/TBV (2015-Present) 16 3.0x FY2 P/E Average P/TBV Average 14 2.5x 12 2.0x 10 8 1.5x 6 1.0x 4 0.5x 2 0 0.0x Source: Factset, Piper Sandler Research Source: Factset, Piper Sandler Research PIPER SANDLER | 20

Recent Affiliated-Party Financial Services Transactions Observations

- An examination of selected[1] affiliated party financial services transactions indicated the following:
  - The final offer price is a market premium of ~30% to the initial share price before offer
  - The final offer is most often at a premium in excess of 10% to the initial offer
  - The buyer typically submits 3-5 bids before agreeing to price with the seller
  - In several cases the seller announced the existence of an offer to the public during the negotiating process

Annc. Date	Buyer	Target	Deal Value ($ mm)	Stock Price Before Initial Offer or Rumor	Initial Offer[2]	Final Offer	Total Rounds of Offers	Initial Premium to Initial Stock Price	Final Premium to Initial Stock Price	Increase to Initial Offer
11/15/2018	Employers Mutual Casualty Co	EMC Insurance Group Inc.	$371	$23.83	$30.00	$36.00	4	25.9%	51.1%	20.0%
01/09/2018	Investor Group	AmTrust Financial Services	$1,390	$10.15	$12.25	$14.75	4	20.7%	45.3%	20.4%
03/07/2016	Great American Insurance Co	National Interstate Corp.	$315	$22.61	$30.00	$32.50	4	32.7%	43.7%	8.3%
04/01/2014	Hilltop Holdings Inc.	SWS Group, Inc.	$260	$6.06	$7.00	$7.75[3]	3	15.5%	27.9%	10.7%
12/16/2013	KKR & Co. L.P.	KKR Financial Holdings Inc.	$2,609	$9.90	$10.56	$12.79	4	6.7%	29.2%	21.1%
11/12/2012	Annaly Capital Management Inc	CreXus Investment Corp	$876	$11.10	$12.50	$13.05	4	12.6%	17.6%	4.4%
11/12/2012	Leucadia National Corp	Jefferies Group Inc	$2,924	$14.27	$16.46	$17.66[3]	2	15.4%	23.7%	7.3%
10/13/2008	Banco Santander SA	Sovereign Bancorp Inc	$1,910	$3.81	$3.81	$3.81	1	0.0%	0.0%	0.0%
08/12/2008	Bank of Tokyo-Mitsubishi UFJ Ltd	UnionBanCal Corp,CA	$3,808	$53.02	$58.00	$73.50	3	9.4%	38.6%	26.7%
03/10/2008	Nationwide Mutual Insurance Co	Nationwide Finl Svcs Inc	$2,471	$40.00	$47.20	$52.25	3	18.0%	30.6%	10.7%
07/17/2007	Alfa Mutual	Alfa Corp	$833	$15.20	$17.60	$22.00	5	15.8%	44.7%	25.0%
11/20/2006	Toronto-Dominion Bank	TD Banknorth Inc	$3,201	$28.81	$32-34	$32.33	6	14.5%	12.2%	(2.0%)

	Total Rounds of Offers	Initial Premium to Initial Stock Price	Final Premium to Initial Stock Price	Increase to Initial Offer
Mean	3.6	15.6%	30.4%	12.7%
Median	4.0	15.4%	29.9%	10.7%

☐ Piper Sandler served as Financial Advisor to the Target

Source: S&P Global Market Intelligence, Thompson IB, SEC filings
1) Transactions involving U.S. based publicly-traded targets in the financial services industry with deal values between $250 million and $5 billion since January 1, 2007 where acquirer owned at least 10% of target pre-transaction and acquired 100% of the remaining stock
2) When a range of values is expressed the analysis assumes that the mid-point of the range is used for purposes of any calculations
3) Includes special dividend

PIPER SANDLER | 21